Prospectus	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279046

1,850,958 Shares of Common Stock

Up to 7,290,012 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus under the caption “Selling Stockholders,” or the Selling Stockholders, of up to 9,140,970 shares of our common stock, par value $0.00001 per share, or the Shares, comprising (i) 1,850,958 shares of our common stock, (ii) up to 3,581,212 shares of our common stock issuable upon the exercise of outstanding Inducement Warrants, (iii) 1,980,000 shares of our common stock issuable upon the exercise of outstanding April 2024 Warrants, (iv) 118,800 shares of our common stock issuable upon the exercise of outstanding April 2024 Placement Agent Warrants; (v) up to 1,150,000 shares of our common stock issuable upon the exercise of outstanding Omnia Pre-Funded Warrants and (vi) up to 460,000 shares of our common stock issuable upon the exercise of outstanding Omnia Purchase Warrants. We will not receive any proceeds from the sale of shares being sold by the selling stockholders. We will, however, receive proceeds on the exercise by the selling stockholders of outstanding warrants for shares of our common stock covered by this prospectus if the warrants are exercised for cash.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume brokerage commissions and similar charges, if any, incurred for the sale of the warrant shares. The selling stockholders identified in this prospectus may offer the shares from time to time through public or private transactions at fixed prices, at prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section titled "Plan of Distribution" beginning on page 11 of this prospectus. We will not be paying any underwriting discounts or commissions in connection with any offering of shares under this prospectus.

Our common stock is listed on the Nasdaq Capital market under the symbol “XXII.” On April 29, 2024, the closing price of our common stock was $1.68 per share.

Investment in our common stock involves risks. Please read carefully the section entitled “Risk Factors” on page 1 of this prospectus, our most recent Annual Report on Form 10-K, subsequently filed Quarterly Reports on Form 10-Q and in any applicable prospectus supplement and/or other offering material for a discussion of certain factors which should be considered in an investment of the common stock which may be offered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2024.

About This Prospectus

Unless the context otherwise requires, references in this prospectus to “Company,” “22nd Century,” “we,” “us,” “our,” and “ours” refer to 22nd Century Group, Inc. and its subsidiaries where the context so requires.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell the shares of common stock described in this prospectus in one or more offerings. A prospectus supplement and/or other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering material together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or other offering material. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell the securities in any jurisdiction in which an offer is not authorized or in which the person making that offer is not qualified to do so or to anyone to whom it is unlawful to make an offer. You should not assume that the information contained in this prospectus or any prospectus supplement or any other offering material, or the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

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“Forward-Looking” Information

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact, included or incorporated by reference herein regarding our expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events are forward-looking statements. You can identify these statements by words such as “aim,” “anticipate,” “assume,” “believe,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “positioned,” “predict,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions. These statements are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including the following summary of risk factors:

•	We have had a history of losses and negative cash flows, and we may be unable to achieve and sustain profitability and positive cash flows from operations.

•	Our ability to continue as a going concern.

•	Our ability to regain compliance with the NASDAQ listing requirements.

•	Our competitors generally have, and any future competitors may have, greater financial resources and name recognition than we do, and they may therefore develop products or other technologies similar or superior to ours, or otherwise compete more successfully than we do.

•	Our research and development process may not develop marketable products, which would result in loss of our investment into such process.

•	The failure of our information systems to function as intended or their penetration by outside parties with the intent to corrupt them could result in business disruption, litigation and regulatory action, and loss of revenue, assets, or personal or confidential data (cybersecurity).

•	We may be unsuccessful at commercializing our Very Low Nicotine “VLN” tobacco using the reduced exposure claims authorized by the Food and Drug Administration (“FDA”).

•	The manufacturing of tobacco products subjects us to significant governmental regulation and the failure to comply with such regulations could have a material adverse effect on our business and subject us to substantial fines or other regulatory actions.

•	We may become subject to litigation related to cigarette smoking and/or exposure to environmental tobacco smoke, or ETS, which could severely impair our results of operations and liquidity.

•	The loss of a significant customer for whom we manufacture tobacco products could have an adverse impact on our results of operation.

•	Product liability claims, product recalls, or other claims could cause us to incur losses or damage our reputation.

•	The FDA could force the removal of our products from the U.S. market.

•	Certain of our proprietary rights have expired or may expire or may not otherwise adequately protect our intellectual property, products and potential products, and if we cannot obtain adequate protection of our intellectual property, products and potential products, we may not be able to successfully market our products and potential products.

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•	We license certain patent rights from third-party owners. If such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects could be harmed.

•	Our stock price may be highly volatile and could decline in value.

•	We are a named defendant in certain litigation matters, including federal securities class action lawsuits and derivative complaints; if we are unable to resolve these matters favorably, then our business, operating results and financial condition may be adversely affected.

•	Future sales of our common stock will result in dilution to our common stockholders.

•	We do not expect to declare any dividends on our common stock in the foreseeable future.

You also should carefully review the risk factors and cautionary statements described in the other documents we file or furnish from time to time with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The forward-looking statements included in this prospectus and any other offering material, or in the documents incorporated by reference into this prospectus and any other offering material, are made only as of the date of the prospectus and any other offering material or the incorporated document.

We do not assume any obligation to update any forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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22nd Century Group, inc.

22nd Century Group, Inc. is a tobacco products company with sales and distribution of our own proprietary new reduced nicotine tobacco products authorized as Modified Risk Tobacco Products by the FDA. Additionally, we provide contract manufacturing services for conventional combustible tobacco products for third-party brands.

Our mission in tobacco is dedicated to mitigating the harms of smoking through our proprietary reduced nicotine content (“RNC”) tobacco plants and our Very Low Nicotine, VLN® combustible cigarette products. In December 2021, we secured the first and only authorization from the FDA to market a combustible cigarette, our brand VLN® as a Modified Risk Tobacco Product (“MRTP”) using certain reduced nicotine exposure claims. In April 2022, the inaugural launch of our proprietary VLN® cigarettes commenced through a pilot program in select Circle K stores in and around Chicago, Illinois. Building on the success of the pilot, we initiated a phased rollout strategy in 2023, progressing state by state and region by region to a store footprint spanning more than 5,000 stores in 26 states. Our VLN® tobacco products are supported by a substantial intellectual property portfolio comprising issued patents and patent applications related to tobacco plants, and in particular our reduced nicotine tobacco plants.

In addition to continued focus on VLN®, we renewed our focus on utilizing our tobacco assets to attract additional tobacco business to help fund the growth of VLN®. In addition to existing business relationships with multiple tobacco products companies, we will continue to expand the number of brands in our contract manufacturing operations (“CMO”) portfolio in 2024.

Our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequently filed Quarterly Reports on Form 10-Q provide additional information about our business, operations and financial condition.

We are a Nevada corporation and our corporate headquarters is located at 321 Farmington Rd, Mocksville, NC 27028. Our telephone number is (716) 270-1523. Our internet address is www.xxiicentury.com. We do not incorporate the information on our website into this prospectus, and you should not consider it to be a part of this prospectus. Our web site address is included as an inactive textual reference only.

Use of Proceeds

We will not receive any proceeds from the sale of shares being sold by the selling stockholders. We will, however, receive proceeds on the exercise by the selling stockholders of outstanding warrants for shares of our common stock covered by this prospectus if the warrants are exercised for cash.

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the specific risks set forth under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, incorporated into this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended. You should consider carefully those risk factors together with all of the other information included and incorporated by reference in this prospectus before investing in any shares of common stock offered by this prospectus. For more information, see “Where You Can Find More Information.”

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Description of Capital Stock

The following is a description of our capital stock and certain provisions of our amended and restated articles of incorporation, amended and restated bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our amended and restated articles of incorporation and amended and restated bylaws, copies of which are included as exhibits to the registration statement of which this prospectus forms a part. We are incorporated in the State of Nevada The rights of our stockholders are generally covered by Nevada law and our amended and restated articles of incorporation and amended and restated bylaws. The terms of our capital stock are therefore subject to Nevada law.

Our authorized capital stock consists of 250,000,000 shares of common stock, $0.00001 par value per share, and 10,000,000 shares of preferred stock, $0.00001 par value per share.

On March 28, 2024 we filed a Certificate of Change (the “Certificate”) authorizing a 1-for-16 reverse stock split of our issued and outstanding shares of common stock, par value $0.00001 (the “Reverse Stock Split”). There was no change to our authorized shares. The Reverse Stock Split became effective at 12:01 a.m. Eastern Time on April 2, 2024. Unless otherwise indicated, all share and per share prices herein have been adjusted to retroactively reflect the Reverse Stock Split. However, common stock share and per share amounts in certain of the documents incorporated by reference herein have not been adjusted to give effect to the Reverse Stock Split.

As of April 30, 2024, 7,897,518 shares of common stock were issued and outstanding, 7,511,599 shares of common stock issuable upon the exercise of warrants, shares of common stock issuable upon convertible debentures and no shares of preferred stock were issued and outstanding.

Common Stock

Our common stock is traded on the Nasdaq Capital Market under the symbol “XXII.” Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefore, subject to a preferential dividend right of outstanding preferred stock. Upon the liquidation, dissolution or our winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by the rights of the holders any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our amended and restated articles of incorporation, the board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue shares of preferred stock in one or more series. Each such series of preferred stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the board of directors.

The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third part to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any additional shares of preferred stock.

The effects of issuing preferred stock could include one or more of the following:

•	decreasing the amount of earnings and assets available for distribution to holders of common stock;

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•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying, deferring or preventing changes in our control or management.

As of the date of this prospectus, there were no shares of preferred stock outstanding.

Stock Options and Restricted Stock

As of April 30, 2024, we had outstanding options to purchase a total of 10,534 shares of common stock at a weighted average exercise price of $437.52 per share and 5,093 shares of unvested restricted stock or restricted stock units. As of April 30, 2024, an additional 730,487 shares of common stock were available for future award grants under our stock incentive plan.

Outstanding Warrants

As of April 30, 2024, there were 7,511,599 shares of common stock issuable upon the exercise of warrants as follows:

	Number of Warrants	Exercise Price	Expiration Date
July 2022 RDO warrants	4,067	$492.00	July 25, 2027
Senior Secured Credit Facility - JGB	20,645	$205.248	September 3, 2028
July 19, 2023 RDO warrants	28,125	$2.14	July 20, 2028
October 2023 CMPO warrants	168,750	$2.14	October 19, 2028
Inducement Warrants	3,581,212	$2.14	February 15, 2029
April 2024 Warrants	1,980,000	$2.14	5 years following stockholder approval
April 2024 Placement Agent Warrants	118,800	$2.675	April 8, 2029
Omnia Pre-Funded Warrants	1,150,000	$0.00001	May 1, 2029
Omnia Purchase Warrants	460,000	$2.14	May 1, 2029

Convertible Debentures

As of April 30, 2024, there was an aggregate of $10.3 million of outstanding convertible debentures that are convertible into shares of common stock at a conversion price of $2.14 per share.

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Anti-Takeover Provisions Under Nevada Law

Combinations with Interested Stockholder. Sections 78.411-78.444, inclusive, of the Nevada Revised Statutes (NRS) contain provisions governing combinations with an interested stockholder. For purposes of the NRS, "combinations" include: (i) any merger or consolidation of a Nevada corporation or any subsidiary of a Nevada corporation with the interested stockholder or any other entity, whether or not itself is an interested stockholder of the Nevada corporation, which is, or after and as a result of the merger or consolidation would be, an affiliate or associate of the interested stockholder; (ii) any sale, lease, exchange mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with the interested stockholder or any affiliate or associate of the interested stockholder of assets of the Nevada corporation or any subsidiary of the Nevada corporation (x) having an aggregate market value equal to more than 5% of the aggregate market value of all of the consolidated assets of the Nevada corporation, (y) having an aggregate market value equal to more than 5% of the aggregate market value of all the outstanding voting shares of the Nevada corporation, or (z) representing more than 10% of the earning power or net income of the Nevada corporation (determined on a consolidated basis); (iii) the issuance or transfer by the Nevada corporation or any subsidiary of the Nevada corporation, in one transaction or a series of transactions, of any shares of the Nevada corporation or any subsidiary of the Nevada corporation that have an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding voting shares of the Nevada corporation to the interested stockholder or any affiliate or associate of the interested stockholder except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the Nevada corporation; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Nevada corporation under any agreement, arrangement or understanding, whether or not in writing, with the interested stockholder or affiliate or associate of the interested stockholder; (v) except for transactions that would not constitute a combination pursuant to subsection (iii) above, any reclassification of securities (including share splits, share dividend or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares), any recapitalization of the Nevada corporation, any merger or consolidation of the Nevada corporation with any of its subsidiaries, or any other transaction, whether or not with or into or otherwise involving the interested stockholder, under any agreement, arrangement or understanding, whether or not in writing, with the interested stockholder or any affiliate or associate of the interested stockholder, which has the immediate and proximate effect of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the Nevada corporation or any subsidiary of the Nevada corporation which is beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, except as a result of immaterial changes because of adjustments of fractional shares; and (vi) any receipt by the interested stockholder or any affiliate or associate of the interested stockholder of the benefit, directly or indirectly, except proportionately as a stockholder of the Nevada corporation, of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the Nevada corporation.

For purposes of the NRS, an "interested stockholder" is defined to include any person, other than the Nevada corporation or any subsidiary of the Nevada corporation, that is: (a) a beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the Nevada corporation or (b) an affiliate or associate of the Nevada corporation and was, at any time within two years immediately before the date in question, the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the Nevada corporation.

Subject to certain exceptions, the provisions of the NRS statute governing combinations with interested stockholders provide that a Nevada corporation may not engage in a combination with an interested stockholder for two years after the date that the person first became an interested stockholder unless (i) the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder or (ii) during the two-year period, the transaction is approved by the board and by 60% of the disinterested stockholders at an annual or special meeting of the stockholders.

After such two-year period, corporations subject to these statutes may not engage in specified business combinations and transactions unless: (i) the business combination or transaction by which the person first became an interested stockholder is approved by the board of directors before the stockholder became an interested stockholder; (ii) the business combination is approved by a majority of the outstanding voting power (excluding the shares held by the interested stockholder or any affiliate or associate of the interested stockholder); or (iii) the combination meets the requirements of 78.411 through 78.444 of the NRS, inclusive.

The NRS allows a corporation to "opt out" of NRS 78.411 through 78.444, inclusive, by providing in such corporation's original articles of incorporation or bylaws that such statutes do not apply to the corporation. Unless certain limited exceptions apply, corporations cannot opt out of such statutes by amending their articles of incorporation or bylaws. We have not opted out of such statutes.

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Control Share Acquisitions. The NRS also contains a "control share acquisitions statute." If applicable to a Nevada corporation, this statute restricts the voting rights of certain stockholders referred to as "acquiring persons," that acquire or offer to acquire ownership of a "controlling interest" in the outstanding voting stock of an "issuing corporation." For purposes of these provisions (i) a "controlling interest" means, with certain exceptions, the ownership of outstanding voting stock sufficient to enable the acquiring person to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power in the election of directors and (ii) an "issuing corporation" means a Nevada corporation, as of any date, that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation at all times during the 90 days immediately preceding such date, and which does business in Nevada directly or through an affiliated corporation. The voting rights of an acquiring person in the affected shares will be restored only if such restoration is approved by the holders of a majority of the voting power of the corporation (excluding the shares held by the acquiring person) at an annual or special meeting of the stockholders.

The NRS allows a corporation to "opt out" of the control share acquisitions statute by providing in such corporation's articles of incorporation or bylaws, in effect on the 10th day following the acquisition of a controlling interest by an acquiring person, that the control share acquisitions statute does not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. We have not opted out of the control share acquisitions statute.

Liability and Indemnification of Directors and Officers

NRS Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees or agents, or any person who serves or served at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (for purposes of this section, the “Indemnitee” or “Indemnitees”) against expenses, including attorneys’ fees, actually and reasonably incurred related to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) arising by reason of an Indemnitee’s status as a director, officer employee or agent of the corporation if: (i) the Indemnitee is not liable for breach of fiduciary duties to the corporation involving intentional misconduct, fraud or knowing violation of law; (ii) the Indemnitee conducted himself or herself in good faith and reasonably believes that his or her conduct was in, or not opposed to, our best interests; or (iii) in a criminal action, the Indemnitee must not have had reasonable cause to believe that his or her conduct was unlawful. NRS Section 78.751 requires us to indemnify any Indemnitee for any expenses referenced above if the Indemnitee has been successful on the merits or otherwise in defense of the foregoing actions, suits or proceedings.

Under NRS Section 78.7502, any discretionary indemnification, unless ordered by a court or advanced by the corporation in accordance with NRS Section 78.751(2), can only occur if deemed proper by (i) the stockholders; (ii) a majority vote of a quorum consisting of disinterested directors; or (iii) an independent counsel’s written legal opinion (if such an approach is approved by a majority vote of a quorum consisting of disinterested directors or if a quorum consisting of disinterested directors cannot be obtained). Under NRS Section 78.751(2), advances for expenses may be made by agreement if the Indemnitee affirms in writing that he or she believes that he or she has met the statutory standards and will personally repay the expenses if a court of competent jurisdiction determines that such Indemnitee did not meet the statutory standards.

Our amended and restated bylaws include an indemnification provision under which we have the power to indemnify, to the extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he, she or it is not entitled to be indemnified by us.

Our amended and restated articles of incorporation provides that we shall indemnify directors and officers to the fullest extent permitted by the NRS. Our amended and restated articles of incorporation also provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders to the fullest extent permitted by the NRS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of ours under Nevada law or otherwise, we have been advised that the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by our company is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

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Nasdaq Capital Market Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “XXII.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, NY 10004-1561.

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Selling StockholderS

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus under the caption “Selling Stockholders,” or the Selling Stockholders, of up to 9,140,970 shares of our common stock, par value $0.00001 per share, or the Shares, comprising (i) 1,850,958 shares of our common stock, (ii) up to 3,581,212 shares of our common stock issuable upon the exercise of outstanding Inducement Warrants, (iii) 1,980,000 shares of our common stock issuable upon the exercise of outstanding April 2024 Warrants, (iv) 118,800 shares of our common stock issuable upon the exercise of outstanding April 2024 Placement Agent Warrants; (v) up to 1,150,000 shares of our common stock issuable upon the exercise of outstanding Omnia Pre-Funded Warrants and (vi) up to 460,000 shares of our common stock issuable upon the exercise of outstanding Omnia Purchase Warrants. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. The securities were issued to the Selling Stockholders as follows:

•	700,958 shares of our common stock. The Company settled approximately $1.5 million of outstanding debt and creditor obligations through the issuance of 700,958 shares of common stock on April 29, 2024 The shares were issued in a private placement and were exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof as a transaction not involving a public offering and/or Rule 506 of Regulation D promulgated thereunder.

•	Up to 3,581,212 shares of our common stock issuable upon the exercise of outstanding Inducement Warrants. On November 28, 2023, we commenced a warrant inducement offering with the holders of our previously outstanding warrants consisting of: (i) the common stock purchase warrants issued on or about June 22, 2023; (ii) the common stock purchase warrants issued on or about July 10, 2023; (iii) the common stock purchase warrants of issued on or about July 21, 2023; and/or (iv) the common stock purchase warrants issued on or about October 19, 2023 (collectively, the “Existing Warrants”). We offered the holders of the Existing Warrants an inducement period, whereby we agreed to issue new warrants (the “Inducement Warrants”) to purchase up to a number of shares of common stock equal to 200% of the number of shares of common stock issued pursuant to the exercise by the holders of the Existing Warrants during the inducement period, for cash, at a reduced exercise price. As a result of the warrant inducement offering, 1,790,606 Existing Warrants were exercised for shares of common stock and 3,581,212 Inducement Warrants were issued. The Inducement Warrants were issued in reliance upon an exemption from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended.

•	Up to 1,980,000 shares of our common stock issuable upon the exercise of outstanding April 2024 Warrants and 118,800 shares of our common stock issuable upon the exercise of outstanding April 2024 Placement Agent Warrants. On April 9, 2024, we sold warrants to purchase 1,980,000 shares of common stock (the “April 2024 Warrants”), at a purchase price of $2.14 per share and accompanying warrant. The April 2024 Warrants are not exercisable unless we obtain stockholder approval. The April 2024 Warrants and shares issuable upon conversion were issued in a private placement and were exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof as a transaction not involving a public offering and/or Rule 506 of Regulation D promulgated thereunder. The Company has agreed to file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale by the Investors of the shares issued and issuable upon exercise of the April 2024 Warrants. We agreed to pay the placement agent 118,800 placement agent warrants (the “April 2024 Placement Agent Warrants”) with an exercise price of $2.675.

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•	1,150,000 shares of common stock, up to 1,150,000 shares of our common stock issuable upon the exercise of outstanding Omnia Pre-Funded Warrants and up to 460,000 shares of our common stock issuable upon the exercise of outstanding Omnia Purchase Warrants. On April 29, 2024, we entered into a settlement agreement whereby all outstanding debt was extinguished in consideration for shares of common stock, pre-funded warrants to purchase shares of common stock and warrants to purchase shares of common stock at an exercise price of $2.14. The shares, pre-funded warrants, warrants and shares issuable upon conversion were issued in a private placement and were exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof as a transaction not involving a public offering and/or Rule 506 of Regulation D promulgated thereunder.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the selling stockholders as of April 30, 2024.

Under the terms of the various warrants, the selling stockholders will not have the right to exercise any portion of the warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99% (19.99% solely with respect to Omnia Capital L.P.), as applicable, of the number of shares of our common stock (including securities convertible into common stock) outstanding immediately after the exercise; provided, however, that the holder may increase or decrease this limitation at any time, although any increase shall not be effective until the 61st day following the notice of increase and the holder may not increase this limitation in excess of 9.99% (19.99% solely with respect to Omnia Capital L.P.)of the number of shares of our common stock (including securities convertible into common stock) outstanding immediately after the exercise. The number of shares owned before and after the offering do not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” Information is as of April 30, 2024 and is based on 7,897,518 shares of our common stock outstanding as of such date.

Name	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percent of Outstanding Common Stock Owned After Offering
Anson Investments Master Fund LP (1)	2,184,221	2,184,221	-	*
Anson East Master Fund LP (1)	578,806	578,806	-	*
CVI Investments, Inc. (2)	739,217	582,968	156,250	2.0%
Joseph Reda (3)	1,324,564	1,096,001	228,563	2.9%
Michael Scrobe (4)	10,378	5,814	4,564	*
Dawson James Securities, Inc. (5)	15,300	15,300	-	*
Timothy Tyler Berry (6)	237,190	137,190	100,000	1.3%
Gregory Castaldo (7)	1,019,146	694,146	325,000	4.1%
Jonathan Schechter (8)	190,566	140,566	50,000	*
Richard Molinsky(9)	62,500	62,500	-	*
James Satloff(10)	25,625	15,000	10,625	*
James Satloff ttee Dustin Nathaniel Satloff Trust(11)	25,625	15,000	10,625	*
James Satloff ttee Emily U Satloff Family Trust(11)	25,625	15,000	10,625	*
James Satloff ttee Theodore Jean Satloff Trust (11)	25,625	15,000	10,625	*
Adlane Realty Co LLC (12)	2,500	2,500	-	*
Jason Adelman(13)	95,000	95,000	-	*
Robert Forster(14)	25,000	25,000	-	*
Omnia Capital LP (15)	2,764,475	2,760,000	4,475	*
Joeseph R, Augustus (16)	32,978	32,353	625	*
Christine Lanza(17)	17,648	17,648	-	*
DD Needle Rock Ranch, LLC(18)	158,824	158,824	-	*
JEB International(19)	31,200	31,200	-	*
Jay Barker Farms(20)	19,183	18,899	284	*
Jason Gifford(21)	183,179	183,179	-	*
Mike Miller(22)	32,864	32,864	-	*
John Dickson(23)	64,434	62,983	1,451	*
Harden Brown(24)	8,770	8,770	-	*
Edward Thomas Saunders(25)	24,451	24,451	-	*
Zac Clowdis(26)	16,926	16,926	-	*
Rob Clowdis(27)	6,485	6,485	-	*
Kirk Gravitt(28)	12,189	12,189	-	*
Ben Easley(29)	7,150	7,150	-	*
Van Hemric(30)	35,082	35,082	-	*
Wayne Mastin(31)	51,955	51,955	-	*

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* Less than 1%.

(1)            Consists of shares issuable upon exercise of warrants. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP and Anson East Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(2)            Consists of 739,217 shares issuable upon exercise of warrants. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of shares. CVI is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale pursuant to this prospectus. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.

(3)            Includes 1,096,001 shares issuable upon exercise of warrants. Business address is 1324 Manor Circle, Pelham NY 10803.

(4)            Includes 5,814 shares issuable upon exercise of warrants. Business address is 46 Bartlett Drive, Manhasset, NY 11030.

(5)            Consists of shares issuable upon exercise of warrants. Business address is 101 N Federal Highway, Suite 600, Boca Raton FL 33432. Dawson James is registered broker dealer.

(6)            Consists of shares issuable upon exercise of warrants. Business address is 4 Millers Way, Old Lyme CT 06371.

(7)            Includes 694,146 shares issuable upon exercise of warrants. Business address is 3776 Steven James Drive, Garnet Valley PA 19060.

(8)            Includes 140,566 shares issuable upon exercise of warrants. Business address is 135 Sycamore Drive, Roslyn NY 11576.

(9)            Consists of shares issuable upon exercise of warrants. Business address is 329 Chestnut Hill Road, Unit 2, Norwalk CT 06851.

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(10)          Includes 15,000 shares issuable upon exercise of warrants. Business address is 10 Gracie Square, Apt 9E, New York NY 10028.

(11)          Includes 15,000 shares issuable upon exercise of warrants. Business address is 10 Gracie Square, Apt 9E, New York NY 10028. James Satloff is trustee of the trust.

(12)          Includes 2,500 shares issuable upon exercise of warrants. Business address is 141 Eileen Way, Syosset NY 11791.

(13)          Includes 95,000 shares issuable upon exercise of warrants. Business address is 556 Regatta Way, Bradenton FL 34208..

(14)          Includes 25,000 shares issuable upon exercise of warrants. Business address is 54 Deepdale Dr. Great Neck NY 11021.

(15)          Includes 1,610,000 shares issuable upon exercise of warrants. Business address is 555 Bryant Street, #947, Palo Alto CA 94305.

(16)          Business address is 512 Ponte Vedra Blvd, Ponte Vedra Beach, FL 32082

(17)          Business address is 3400 Holly St., Alexandria VA 22305

(18)          Business address is 41545 Cottonwood Rd, Crawford CO 81415.

(19)          Business address is 201 Eastwood Drive, Danville, VA 24540.

(20)          Business address is 101 Dogwood Drive, Danville VA 24541.

(21)          Business address is 6266 US Highway 68, Maysville KY 41056

(22)          Business address is 5274 Old Sardis Pike, Mayslick KY 41055

(23)          Business address is 4075 Opossum Hollow Road, Germantown KY 41044

(24)          Business address is P.O. Box 243, Ruffin NC 27326

(25)          Business address is 5736 US Highway 62, Mayslick KY 41055

(26)          Business address is 5376 Hamilton Road, Saxe VA 23967

(27)          Business address is 5376 Hamilton Road, Saxe VA 23967

(28)          Business address is P.O. Box 175, Skipwith VA 23968

(29)          Business address is 947 Deep Run Road, Chatham VA 24531

(30)          Business address is 1105 Cheek Road, Hamptonville NC 27020

(31)          Business address is 422 Bridgeville Rd, Germantown KY 41044

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Plan of Distribution

We are registering shares of common stock and shares of common stock issuable upon exercise of warrants to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will, however, receive proceeds on the exercise by the selling stockholders of outstanding warrants for shares of our common stock covered by this prospectus if the warrants are exercised for cash. We will bear all fees and expenses incident to the registration of the shares of common stock, provided, however, the selling stockholders will pay all underwriting discounts and selling commissions, if any.

The selling stockholders may sell all or a portion of the shares of common stock held and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 or any other exemption from registration promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

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The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as a selling stockholder under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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Legal Matters

The validity of the shares of our common stock being offered hereby will be passed upon for us by Foley & Lardner LLP, Jacksonville, Florida.

Experts

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2023, have been audited by Freed Maxick CPAs, P.C., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm (which report expresses an unqualified and includes an explanatory paragraph relating to substantial doubt about the ability to continue as a going concern) given upon their authority as experts in accounting and auditing. To the extent that Freed Maxick CPAs, P.C. audits and reports on consolidated financial statements of 22nd Century Group, Inc. at future dates and consents to the use of their reports thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their reports and said authority.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You can find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

Incorporation of Certain Documents by Reference

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than information furnished under Item 2.02 or Item 7.01 of Form 8-K) (i) after the date of the registration statement on Form S-3 filed under the Securities Act with respect to securities offered by this prospectus and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on March 28, 2024;

•	Our Definitive Annual Meeting Proxy Statement filed with the SEC on April 29, 2024;

•	Our Current Reports on Form 8-K filed with the SEC on April 30, 2024, April 18, 2024 April 9, 2024 April 5, 2024, April 3, 2024, February 15, 2024, February 13, 2024, January 25, 2024, and January 24, 2024

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·	•	The description of our common stock contained in or incorporated into our Registration Statement on Form 8-A, filed August 12, 2021, and any amendment or report updating that description.

Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

22nd Century Group, Inc.

321 Farmington Rd

Mocksville, NC 27028

(716) 270-1523

You can also find these filings on our website at www.xxiicentury.com. We are not incorporating the information on our website other than these filings into this prospectus. You should rely only on the information contained in this prospectus (including information incorporated by reference therein) and any free writing prospectus that we may authorize to be delivered to you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

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